KEY ENERGY GROUP, INC.
COMPUTATION OF PER SHARE EARNINGS                          EXHIBIT 11(a)
THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1996

                                  Three Months Ended         Three Months Ended
                                   November 30, 1997          November 30, 1996
                                ----------------------     ---------------------
(Thousands, except per share                    Fully-                  Fully-
 amounts)                       Primary        Diluted     Primary     Diluted

Net Income and Adjusted
  Earnings:

Net Income before income taxes
 and minority interest          $7,831          $7,831     $2,396       $2,396
Effect of interest on debentures     -             219          -          975
                               -----------------------      --------------------
Adjusted net income before
 income taxes
 and minority interest          $7,831          $8,050     $2,396        $3,371
                                ======================      ===================


Net Income                      $4,938          $4,938     $1,554        $1,554

Effect of interest on convertible
 debentures, net of tax effect       -             138          -           649
                                ----------------------      -------------------
Adjusted net income             $4,938          $5,076     $1,554        $2,203

Weighted Average Shares and Share Equivalents Outstanding:

Weighted average shares
 outstanding (as reported)      14,126          14,126     10,425        10,425

Common Share equivalents
     issuable under
     stock option plans          1,453           1,682        347           373
Common share equivalents
     issuable on assumed
     conversion of WellTech
     warrants                      86               94        122           150
Common share equivalents
     issuable on assumed
     conversion of
     convertible debentures         -            4,259          -         5,333
Common share equivalents
     issuable on assumed
     conversion of CIT warrants     -               -           -           693

Weighted average shares and share
     equivalents outstanding   15,665           20,161     10,894        16,974

Earnings per Share:

Net income before income taxes
     and minority interest      $0.50           $0.40       $0.22         $0.20
Net income                      $0.32           $0.25       $0.14         $0.13